UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Duratek, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

10100 Old Columbia Road

Columbia, Maryland 21046

NEWS RELEASE

For Release: May 24, 2006	Contact:	Diane R. Brown, Investor Relations
(410) 312-5100 – www.duratekinc.com

ISS Recommends That Duratek, Inc. Stockholders Vote “FOR”

The Proposed Merger With EnergySolutions, LLC.

COLUMBIA, MD – Duratek, Inc. (NASDAQ:DRTK) today announced that Institutional Shareholder Services (ISS) has recommended that Duratek stockholders vote FOR the proposed merger with EnergySolutions, LLC at Duratek’s June 6, 2006 special meeting of stockholders. ISS is the leading independent U.S. proxy advisory firm, and its voting analyses and recommendations are relied upon by hundreds of major institutional investment funds, mutual funds, and fiduciaries throughout the country.

As Duratek noted in its definitive proxy statement mailed to stockholders last month, the Duratek Board of Directors unanimously recommends that stockholders vote FOR the merger proposal.

“We are pleased with the ISS recommendation of our proposed merger with EnergySolutions,” said Robert E. Prince, Duratek’s President and Chief Executive Officer. “We believe that the ISS recommendation confirms our Board’s unanimous conclusion that the proposed EnergySolutions merger is the best alternative for maximizing value for Duratek and its stockholders.”

On February 6, 2006, Duratek and EnergySolutions entered into a definitive merger agreement under which EnergySolutions would acquire all of the outstanding common stock of Duratek for $22.00 cash per share. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with EnergySolutions’ proposed acquisition of Duratek, has ended. Duratek has received all regulatory approvals required for closing the merger.

The transaction is scheduled to close promptly after the special meeting to be held on June 6, 2006.

Duratek urges all stockholders who have not already done so to vote FOR the merger proposal by signing, dating and returning their proxy cards today.

Duratek stockholders who have questions or need assistance in voting their shares may call Diane Brown, Vice President - Investor Relations, at 410-312-5100 or Duratek’s proxy solicitor, Georgeson Shareholder Communications, Inc., at 800-868-1381.

About Duratek

Duratek provides safe, secure radioactive materials disposition and nuclear facility operations for commercial and government customers.

About EnergySolutions

EnergySolutions provides services and solutions to the nuclear energy industry. The company has the technical expertise and state-of-the-art resources to safely and responsibly handle the nuclear waste management process.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties concerning EnergySolutions’ proposed acquisition of Duratek, Inc., including the timing of the special meeting of Duratek stockholders and the expected completion of the proposed merger. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed. Readers should also refer to the risk factors described in Duratek’s filings with the Securities and Exchange Commission, including Duratek’s most recently filed Form 10-Q, as well as the risk factors contained in the definitive proxy statement relating to the proposed merger with EnergySolutions. Duratek assumes no obligation to update the information in this release.

Additional Information About the Merger and Where to Find It

Duratek has filed with the Securities and Exchange Commission a definitive proxy statement and other documents regarding the proposed business combination referred to in the foregoing information. Investors are urged to read the proxy statement because it contains important information. This proxy statement has been sent to Duratek’s stockholders seeking their approval of the transaction. Investors may obtain a free copy of the proxy statement and other documents filed by Duratek with the Commission at the Commission’s website at www.sec.gov, or by directing a request to:  Diane Brown, Corporate Secretary, Duratek, Inc., 10100 Old Columbia Road, Columbia, Maryland 21046. Ms. Brown can be reached at 410-312-5100.

CONTACT:

Diane R. Brown

Vice President Investor Relations / Corporate Secretary

410-312-5100